AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

BETWEEN

NEW MOUNTAIN FINANCE CORPORATION

AND

NEW MOUNTAIN FINANCE ADVISERS, L.L.C.

This AMENDMENT NO. 2 (this “Amendment”), dated as of January 29, 2025, is made with respect to the Investment Advisory and Management Agreement, dated as of May 8, 2014 (the “Agreement”), by and between New Mountain Finance Corporation, a Delaware corporation (the “Company”), and New Mountain Finance Advisers, L.L.C. (f/k/a New Mountain Finance Advisers BDC, L.L.C.), a Delaware limited liability company (the “Adviser”), as amended by Amendment No. 1, dated as of November 1, 2021. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement. Except as expressly provided herein, all of the terms and provisions of the Agreement are and shall remain in full force and effect.

In consideration of the promises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 3 of the Agreement is hereby amended and restated as set forth below for the sole purpose of reducing the Base Management Fee from 1.4% of the Company’s gross assets to 1.25% of the Company’s gross assets.

3. Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Company may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a)	The Base Management Fee shall be calculated at an annual rate of 1.25% of the Company’s gross assets, as presented in the Company’s consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States of America, less cash and cash equivalents. For services rendered under this Agreement, the Base Management Fee will be payable quarterly in arrears. The Base Management Fee will be calculated based on the average value of the Company’s gross assets, which equals the Company’s total assets, on the Consolidated Statement of Assets and Liabilities, less cash and cash equivalents at the end of each of the two most recently completed calendar quarters, and appropriately adjusted on a pro rata basis for any equity capital raised or repurchased during the current calendar quarter. Base Management Fees for any partial month or quarter will be appropriately pro rated.

(b) The Incentive Fee shall consist of two parts, as follows:

(i) One part will be calculated and payable quarterly in arrears based on the

Company’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding calendar quarter. For this purpose, Pre-Incentive Fee Net Investment Income means interest income, dividend income and any other income (including any other fees (other

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than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued by the Company during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the administration agreement with the Administrator, and any interest expense and distributions paid on any issued and outstanding preferred membership units, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay in kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 2% per quarter (8% annualized), subject to a “catch-up” provision measured as of the end of each calendar quarter. The Company’s net investment income used to calculate this part of the Incentive Fee is also included in the amount of its gross assets used to calculate the 1.25% Base Management Fee. The Company will keep track of the transferred value of each of its assets acquired on May 19, 2011 and for purposes of the incentive fee calculation, adjust Pre-Incentive Fee Net Investment Income to eliminate the effect of additional amortization of purchase discount or original issue discount taken into account in each period as a result of the lower original purchase price of assets acquired on May 19, 2011 as to the transferred value of that date. The Company will pay the Adviser an Incentive Fee with respect to the Company’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Company’s PreIncentive Fee Net Investment Income does not exceed the hurdle rate of 2% (the “preferred return” or “hurdle”); (2) 100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than or equal to 2.5% in any calendar quarter (10% annualized); this portion of the Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than or equal to 2.5%) is referred to herein as the “catch-up.” The “catch-up” is meant to provide the Adviser with an incentive fee of 20% on all of the Company’s PreIncentive Fee Net Investment Income as if a hurdle rate did not apply when the Company’s Pre-Incentive Fee Net Investment Income exceeds 2.5% in any calendar quarter; and (3) 20% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.5% in any calendar quarter (10% annualized) payable to the Adviser once the hurdle is reached and the catch-up is achieved, (20% of all Pre-Incentive Fee Net Investment Income thereafter is allocated to the Adviser). These calculations will be appropriately pro rated for any period of less than three months and adjusted for any equity capital raises or repurchases during the relevant calendar quarter.

(ii) The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing on December 31, 2011, and will equal 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain Incentive Fees; provided that the Incentive Fee determined as of December 31, 2011 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital

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losses and unrealized capital depreciation from inception. The Company will keep track of the transferred value of each of its assets acquired on May 19, 2011 and for purposes of the second part of the incentive fee calculation, adjust realized capital gains, realized capital losses, unrealized capital appreciation and unrealized capital depreciation to eliminate the effect of the difference in cost basis and calculate these amounts “as if” the GAAP built-in gain for each asset was zero on May 19, 2011.

(iii) The last day of each calendar quarter in which the Adviser is entitled to receive an Incentive Fee shall be referred to herein as an “Incentive Fee Date.”

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to the Investment Advisory and Management Agreement to be duly executed and delivered as of the day and year first above written.

NEW MOUNTAIN FINANCE CORPORATION

By:      /s/ Kris Corbett

Name: Kris Corbett

Title: Chief Financial Officer

NEW MOUNATIN FINANCE ADVISERS, L.L.C.

By:       /s/ Adam B. Weinstein

Name: Adam B. Weinstein

Title: Authorized Person

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